Exhibit 4.3

CLASS B SHAREHOLDERS AGREEMENT

dated as of December 23, 2013

among

THE SHAREHOLDERS NAMED HEREIN

And

AZUL S.A.

As intervening and consenting party

-i-

CLASS B SHAREHOLDERS AGREEMENT

This Class B Shareholders’ Agreement dated as December 23, 2013 (this “Agreement”) is by and among each of the Company’s Class A Shareholders, Class B Shareholders and Common Shareholders (each as defined below) identified on a signature page hereto, which together constitute all of the shareholders of the outstanding capital securities of the Company as of the date hereof (collectively the “Shareholders”) and Azul S.A., a Brazilian corporation (sociedade anônima) (the “Company”), as a consenting and intervening party. Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.1.

WHEREAS, the Company and the Class B Shareholders desire to complete a private placement of Class B Preferred Shares and Warrants (each as defined below) to the Class B Shareholders on the date hereof, in a transaction (i) not involving a public offering in the United States, under Section 4(a)(2) of the United States Securities Act of 1933, as amended (the “Securities Act”), and (ii) not involving a public offering in Brazil, under Brazilian Federal Law No. 6,385 and Rule (“Instrução”) No. 400, issued by the Brazilian Securities Commission (Comissão de Valores Mobiliários) on December 29, 2003, as amended.

WHEREAS, the Class B Shareholders have the right under the By-laws to convert their Class B Preferred Shares and Warrants into Class A Preferred Shares (or such other class of preferred shares of the Company into which the Class A Preferred Shares may be converted or reclassified and that will be subject to a Qualified IPO, as defined herein) in accordance with the terms of the By-Laws.

WHEREAS, the Shareholders deem it to be in their respective best interests to enter into this Agreement in order to set forth certain rights of the Class B Shareholders in connection with the Class B Preferred Shares held by them and any Class A Preferred Shares received by them as a result of the mandatory conversion of any Class B Preferred Shares (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1. DEFINED TERMS; RULES OF CONSTRUCTION

1.1 DEFINED TERMS. Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them below:

“ADSs” means the American Depositary Shares.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly through one or more intermediaries, of the ownership of more than 50% of the voting stock of a Person, or the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereof.

“Board of Directors” means the board of directors of the Company.

“Brazilian GAAP” means generally accepted accounting principles in Brazil.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are authorized or required to be closed in New York, NY, USA, São Paulo, SP, Brazil or Barueri, SP, Brazil.

“By-laws” means the Company’s by-laws approved at the general shareholders’ meeting held on December 23, 2013 in the form attached as Exhibit A to the Subscription Agreement (as defined below).

“Class A Preferred Shares” means (i) those certain shares of the class of preferred stock of the Company existing before the date of this Agreement, as set forth on Schedule II to the Subscription Agreement; and (ii) those certain shares, if any, into which the Class B Preferred Shares (as defined below) may hereafter mandatorily or voluntarily convert pursuant to the By-laws and in accordance with the terms and conditions of the Subscription Agreement (as defined below).

“Class A Shareholders” means the holders of Class A Preferred Shares identified on the signature pages hereto.

“Class B Preferred Shares” means newly issued shares of the class of preferred stock of the Company that are being issued, subscribed and paid-in under the Subscription Agreement dated as of the date hereof and that are mandatorily or voluntarily convertible into Class A Preferred Shares pursuant to the By-laws.

“Class B Shareholders” means the holders of Class B Preferred Shares, which represent the investors investing in the private placement, identified on the signature pages hereto.

“Closing Date” means the closing of the subscription of the Class B Preferred Shares pursuant to clause 2.2. of the Subscription Agreement.

“Common Shareholders” means the holders of the Company’s common shares identified on the signature pages hereto.

“Common Shares” means the shares of the class of common stock of the Company.

“Company” has the meaning set forth in the preamble hereof.

“Competitor” means (A) any entity operating in the civil aviation industry, in any of the markets in which the Company operates; (B) any Person holding more than 10% of voting shares or securities convertible into voting shares of any entity mentioned in (A) above.

“Corporation Law” means Brazilian Law No. 6,404 of December 15, 1976, as amended from time to time.

“Co-Sale Notice” has the meaning set forth in Section 6.1 hereof.

“Creditor” means any bank, leasing company, financial institution or other entity that has extended any credit facility or entered into any credit, leasing or other financial transaction with the Company that is due and outstanding.

“CVM” means the Comissão de Valores Mobiliários.

“Equity Securities” means any common or preferred shares, warrants or other securities convertible or exchangeable into shares issued by the Company.

“Freely Tradable Securities” means securities that have been offered and sold in a transaction registered under the Securities Act or may be re-sold without restriction under Rule 144 under the Securities Act.

“Governmental Authority” means any United States, Brazilian or other government or political subdivision or quasi-governmental authority thereof, whether on a federal, national, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, entity, body, authority, board, bureau, commission, court, tribunal, department, commission or other instrumentality thereof and, if relevant or appropriate, in any other country or other jurisdiction.

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Initiating Shareholder” has the meaning set forth in Section 6.1 hereof.

“Liquidation” means the liquidation, dissolution or winding up of the Company, in each case prior to the consummation of the Company’s Qualified IPO.

“Mandatory Redemption” means the redemption of all but not less than all, of the outstanding Class B Preferred Shares on not less than ten Business Days prior written notice by any holder of Class B Preferred Shares, in accordance with the terms and conditions set forth in Section 5(16) of the By-laws.

“Notice to the Market” has the meaning set forth in Section 2 hereof.

“Optional Redemption” means the redemption of the outstanding Class B Preferred Shares on not less than ten Business Days prior written notice by any holder of Class B Preferred Shares, in accordance with the terms and conditions set forth in Section 5(19) of the By-laws.

“Permitted Transferee” has the meaning set forth in Section 4.2 hereof.

“Permitted Transfer” has the meaning set forth in Section 4.2 hereof.

“Person” shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a corporation (including a sociedade anônima), an association, a fund, a joint stock company, a limited liability company, a trust, a joint venture, a firm, an unincorporated association, a Governmental Authority or any other entity.

“Preferred Shares” means the Company’s Class A Preferred Shares held by the Class A Shareholders and the newly issued Class A Preferred Shares into which the Class B Preferred Shares held by the Class B Shareholders will be automatically converted in the event of a Qualified IPO or a voluntary conversion, as provided for in the By-laws, after such shares are reclassified as a single class of equity securities as a consequence of the conversion.

“Pro Rata Share” of any Shareholder in relation to any one or more other Shareholders (such one or more other Shareholders, the “Reference Shareholders”) means the amount, expressed as a percentage, of the proceeds to which such Shareholder is entitled in a Liquidation or Sale of the Company relative to the aggregate proceeds to which such Shareholder, together with the Reference Shareholders, are entitled in such Liquidation or Sale of the Company.

“Qualified IPO” means a firm commitment underwritten public offering of preferred shares or ADSs representing preferred shares or any other equity interests of the Company under the Brazilian Federal Law No. 6,385/76 and under the Securities Act, lead-managed by an underwriter of international standing, for listing on the BM&FBOVESPA and/or on the New York Stock Exchange.

“Redemption Price” means the price to be paid to the holders of Class B Preferred Shares, in connection with either (i) a Mandatory Redemption, or (ii) an Optional Redemption, in either case, at the price and on the terms and conditions as set forth in By-laws.

“Sale of the Company” means: (i) a merger, consolidation, amalgamation, acquisition, change of control, reorganization or consolidation of the Company in which the Shareholders and their respective Affiliates immediately prior to such transaction or series of transactions do not own a majority of the voting power of the surviving entity or the right to receive a majority of the proceeds in a Liquidation; (ii) a sale of equity interests in the Company or other transaction or series of transactions in which the Shareholders and their respective Affiliates immediately prior to such transaction or series of transactions do not own a majority of the voting power of the surviving entity or the right to receive a majority of the proceeds in a Liquidation; and (iii) a sale of all or substantially all of the Company’s assets to one or more persons or entities that are not direct or indirect wholly-owned subsidiaries of the Company or Shareholders or Affiliates of the Shareholders.

“Securities” mean the Class B Preferred Shares and the Warrants.

“Securities Act” has the meaning set forth in preamble hereof.

“Shareholder” means a holder of capital securities of the Company.

“Stock Sale” means, prior to the date of the Company’s Qualified IPO, any direct or indirect sale, assignment, gift, conveyance, transfer or other disposition or any pledge, hypothecation or other encumbrance, either voluntarily or involuntarily, with our without consideration, including but not limited to, fiduciary disposition (“alienação fiduciária”), usufruct (“usufruto”), fidei commissum (“Fideicomisso”) or donation (“doção”), of the capital securities of the Company, in one transaction or a series of transactions, which constitute a “Sale of the Company” under clauses (i) or (ii) of the definition thereof. For the purposes of this Agreement, it is understood and agreed that the issuance or sale of an ownership interest in a Person who directly or indirectly owns capital securities of the Company shall (other than in the case of the issuance or sale of interests in an investment fund that indirectly owns capital securities of the Company that constitute less than ten percent (10%) of the assets of such investment fund) be deemed in indirect Stock Sale by such Person of such capital securities of the Company.

“Subscription Agreement” means the Subscription Agreement dated as of the date of this Agreement among the Company and the Class B Shareholders, as the same may be amended from time to time in accordance with its terms.

“Tag-Along Notice” has the meaning set forth in Section 6.1 hereof.

“Third Party Purchaser” has the meaning set forth in Section 6.1 hereof.

“Transfer” has the meaning set forth in Section 4.1 hereof.

“Warrants” means the warrants (“bônus de subscrição”) to be issued by the Company and subscribed by the Class B Shareholders pursuant to the Subscription Agreement and the warrants certificate.

1.2 RULES OF CONSTRUCTION. The term “this Agreement” means this Class B shareholders’ agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1. For the avoidance of doubt, with respect to the definition of “Qualified IPO”, this Agreement supersedes the Third Amended and Restated Shareholders Agreement dated November 20, 2012 between the Company and the shareholders named therein.

Section 2. CONVERSION OF CLASS A PREFERRED SHARES INTO CLASS B PREFERRED SHARES IN THE EVENT OF NON-CONCLUSION OF IPO. The Shareholders agree to convene both a general and a special shareholders’ meeting of the Company and at such meetings vote their respective shares of capital stock to approve the conversion of the newly issued Class A Preferred Shares held by Class B Shareholders back into Class B Preferred Shares, in case (A) the Class B Preferred Shares have been converted into Class A Preferred Shares prior to publication of the first Notice to the Market (Aviso ao Mercado) for an IPO, pursuant to Chapter II, Article 5, Paragraphs 13 and 14 of the By-laws, and (B) the Board of Directors of the Company does not approve the sale price of the Class A Preferred Shares to be sold in the Qualified IPO, and decides not to carry out the Qualified IPO. As a result, in case this conversion occurs, Class B Shareholders will continue to be entitled to their original rights as stated in the By-laws approved by the Class A Shareholders and Common Shareholders in the form attached as Exhibit A to the Subscription Agreement.

Section 3. REDEMPTION OF CLASS B PREFERRED SHARES. No later than the date of either (i) the Mandatory Redemption, or (ii) the Optional Redemption, as applicable, the Shareholders shall convene a general shareholders’ meeting and at such meeting shall vote their respective shares of capital stock to approve the payment of the applicable Redemption Price against any available amounts recorded in the reserves the Company has recorded in its last quarterly financial statements, and in case the total reserves recorded by the Company are not sufficient for the payment of the applicable Redemption Price in full, the Shareholders agree to vote their respective shares to approve a capital reduction, in an amount which, added to the amount of reserves recorded by the company, will be sufficient to allow the full payment of the applicable Redemption Price.

Section 4. TRANSFER RESTRICTIONS; PERMITTED TRANSFERS.

4.1 TRANSFER RESTRICTIONS OF CLASS B PREFERRED SHARES AND WARRANTS. The Class B Shareholders hereby agree that, notwithstanding anything in this Agreement to the contrary, they shall not, directly or indirectly, voluntarily or involuntarily, sell, assign, transfer, convey, exchange, mortgage, grant a security interest or other rights, pledge or otherwise dispose of or encumber (“Transfer”) all or any portion of the Class B Preferred Shares and Warrants held by them for the period in which the Class B Preferred Shares and Warrants are outstanding, unless such Transfers are made in accordance with the terms and conditions hereof and applicable laws; provided, that the parties hereby acknowledge and agree that the initial purchase of the Class B Preferred Shares and Warrants via a nominee(s), shall not constitute (or be deemed to constitute) a “Transfer”. Notwithstanding anything in this Agreement, no Transfer of Class B Preferred Shares and Warrants shall be permitted unless (a) such Transfer has received all necessary consents from Governmental Authorities; provided, that the Company agrees to provide each Shareholder with reasonable cooperation and assistance in connection with obtaining any such consents, and (b) if such Transfer involves a Transfer of Class B Preferred Shares and Warrants to a Person other than a Permitted Transferee, the assignee of the Class B Preferred Shares and Warrants has agreed, in writing, to be bound to the terms hereof, under substantially the same terms as the assigning Shareholder. Any Transfer of Class B Preferred Shares and Warrants which violates the provisions of this Agreement shall be null and void and ineffective with respect to the Class B Shareholders, their Affiliates, the Company and any third parties. The transferee of any Class B Preferred Shares and Warrants Transferred by any Shareholder in violation of this Agreement shall not be entitled to (i) any right, title and interest in or to such Class B Preferred Shares and Warrants or (ii) any distributions in respect thereof. For the avoidance of doubt, the Class B Shareholders may not Transfer their preemptive rights for the subscription of Class B Preferred Shares of the Company without observing the provisions of this Agreement.

4.2 PERMITTED TRANSFERS OF CLASS B PREFERRED SHARES. Notwithstanding the provisions of this Section 4, each Class B Shareholder may;

(i) at any time Transfer any or all of its Class B Preferred Shares and Warrants to any of its Affiliates;

(ii) at any time Transfer any or all of its Class B Preferred Shares and Warrants by, to or among any nominee(s);

(iii) prior to the first anniversary of the issuance of Class B Preferred Shares, transfer any or all of its Class B Preferred Shares and Warrants to any third party approved in writing by the majority of the holders of Common Shares; provided, however, that, for purposes of this Agreement: (a) the assignee of the Class B Preferred Shares and Warrants has agreed, in writing, to be bound to the terms hereof, under the same terms as the assigning shareholder; and (b) notice of assignment is sent to the other shareholders within a reasonable period of time following such Transfer; or

(iv) after the first anniversary of the issuance of Class B Preferred Shares, Transfer any or all of its Class B Preferred Shares and Warrants to any third party which is not a Competitor or a Creditor of the Company, subject to the following: (a) notice of such Transfer is given to the Company of this Agreement fifteen (15) days prior to the Transfer; (b) the Company will only record the transfer if the Class B Shareholder provides the Company with an opinion of counsel reasonably satisfactory to the Company as to compliance with applicable US, Brazilian and other securities laws, including in the case of US law the availability of an exemption from registration under the United States Securities Act of 1933, as amended; and (c) the transferee is not a Competitor or a Creditor; (each transferee referred to in clauses (i) - (iv) above, a “Permitted Transferee” and such Transfer a “Permitted Transfer”).

Each Class B Shareholder acknowledges and agrees that in the event it acquires the Class B Preferred Shares and Warrants via a nominee(s) or requests the Class B Preferred Shares and Warrants be held in Brazil or otherwise via a nominee(s) or custodian(s), (i) the name of such nominee(s) or custodian(s) will be previously disclosed to the Company in writing, and (ii) such nominee(s) or custodian(s) will have no investment discretion with respect to the Class B Preferred Shares and Warrants and such Class B Shareholder will remain the beneficial owner of the Class B Preferred Shares and Warrants for all purposes.

4.3 TRANSFER RESTRICTIONS OF PREFERRED SHARES FOLLOWING A QUALIFIED IPO.

(a) Without prejudice to the Class B Shareholders’ right to engage in Permitted Transfers, during the period starting from the Closing Date and ending at the date that is the earlier to occur of (i) if there is no publication in Brazil of the commencement announcement of a Qualified IPO (Anúncio de Início de Distribuição Pública or “Commencement Announcement”) by the six-month anniversary of the Closing Date, the six-month anniversary of the Closing Date, and (ii) if there is a publication in Brazil of the Commencement Announcement by the six-month anniversary of the Closing Date, 180 days following the publication in Brazil of the Commencement Announcement, Class B Shareholders will not, without the prior written consent of Morgan Stanley & Co. LLC and Itau BBA USA Securities, Inc. and the underwriters in such initial public offering, (i) offer, sell, contract to sell, pledge, loan, grant any option to purchase, make any short sale or otherwise directly or indirectly dispose of or grant any rights, or file or cause to be filed a registration statement pursuant to the Securities Act or Brazilian laws, in respect of any Securities or securities convertible into or exchangeable for, or that represents the right to receive, any Securities, or enter into a transaction which would have the same effect, (ii) enter into any swap, hedge or any other agreement that, in full or in part, transfers to the other party any economic interest related to the ownership of the Securities or any security that may be convertible into, or exchanged by equity securities of the Company, or other right to acquire any equity securities of the Company or (iii) publicly announce the intent of performing any of the transactions above; provided that (x) the foregoing restriction shall only apply to any initial public offering the Company may decide to pursue as contemplated above and (y) in connection with any such initial public offering, the Company, at such time and in connection therewith, shall secure that all then existing officers and directors of the Company and holders of shares representing at least 1.0% of the Company’s voting power and/or economic value shall be required to agree to and remain bound by restrictions no more permissive than those set forth herein starting from the date of the pricing of the initial public offering of Class A Preferred Shares of the Company and ending at the date that is 180 days following the publication in Brazil of the commencement announcement of such Qualified IPO (Anúncio de Início de Distribuição Pública).

(b) Notwithstanding Section 4.3(a)(i) above, the Class B Shareholders agree that, if there is no publication in Brazil of the Commencement Announcement by the six-month anniversary of the Closing Date, the Class B Shareholders will contractually agree at the time of any initial public offering of Class A Preferred Shares that the Company may pursue during the 15-year period following the Closing Date and in connection therewith, to be bound by restrictions no more permissive than those set forth herein starting from the date of the pricing of such initial public offering and ending at the date that is 180 days following the publication in Brazil of the Commencement Announcement.

(c) Notwithstanding anything herein to the contrary, no Class B Shareholder nor any of their related funds (if applicable) shall be subject to any amendment, modification or waiver to Section 4.3(a), Section 4.3(b) or this Section 4.3(c) without the prior written consent of such

Class B Shareholder, which would require such Class B Shareholder or any of its related funds (if applicable) to be subject to the restrictions set forth in Section 4.3(a) and Section 4.3(b): (i) in connection with any securities offerings other than the Company’s initial public offering as contemplated herein and any follow on public offerings during such period covered by the restrictions, (ii) for a period of longer than 180 days following the publication in Brazil of the commencement announcement of any initial public offering that the Company may determine to pursue (Anúncio de Início de Distribuição Pública), or (iii) with respect to any transfers of any shares of the Company’s capital stock acquired by any Class B Preferred Shareholder or any of their related funds (if applicable) in any public or non-public offering the Company may determine to pursue or in any secondary or open market transactions unrelated to any such offerings, subject to such Class B Shareholder’s compliance with applicable restrictions, if any, arising under applicable law. For the avoidance of doubt, this Section 4.3(c) shall not be deemed to afford any Class B Shareholder any right of approval to any waiver or amendment to any restrictions on sales or resales included in any underwriting agreement entered into in connection with any possible public offering that the Company may determine to pursue.

(d) In furtherance of the foregoing, each Class B Shareholder undertakes to ensure that any Securities subject to this Section 4.3 shall be held by it, and any agent acting on such Class B Shareholder’s behalf, in such a manner as to ensure compliance with the requirements thereof, including maintaining appropriate segregation, trading holds or blocks, restricted lists, CUSIPs and other appropriate internally monitored procedures, as applicable, with respect to the Securities as compared to other securities of the Company held by such Class B Shareholder. Nothing herein shall in any way prevent any Class B Shareholder from acquiring any securities of the Company in the Qualified IPO, any subsequent public offering or in any secondary market transactions and such Class B Shareholder shall be permitted to sell, assign, pledge, encumber and otherwise dispose of any securities of the Company (other than those it acquired pursuant to the Subscription Agreement and any securities into which such securities may have been converted, which shall remain subject to the requirements of this Section 4), to the extent that the sale, assignment, pledge, encumbrance or disposition of such securities is conducted in strict compliance with all applicable laws, including the Brazilian Securities Regulation and the Securities Act.

Section 5. COMPANY FINANCIAL INFORMATION AND REPORTING; VISITATION RIGHTS.

(i) Within ninety (90) days after the end of each fiscal year, the Company shall furnish to each Class B Shareholder the Company’s audited consolidated balance sheet as of the end of such year, together with the Company’s audited consolidated statements of operations, shareholders’ equity and cash flows for such year (such financial statements shall be audited by an outside independent accounting firm of recognized national standing in Brazil).

(ii) Within forty-five (45) days after the end of each fiscal quarter, the Company shall furnish to each Class B Shareholder the Company’s unaudited consolidated balance sheet as of the end of such period, together with the Company’s unaudited consolidated statements of operations and cash flows for such period.

(iii) Within thirty (30) days after the end of each calendar month, the Company shall furnish to each Class B Shareholder the Company’s unaudited consolidated balance sheet as of the end of such period, together with the Company’s consolidated statements of operations and cash flows for such period.

(iv) The accounting, auditing and preparation of the Company’s financial statements and other corporate documents shall be prepared in accordance with both the Brazilian GAAP and the IFRS and all audit reports of the Company shall be prepared in accordance with Brazilian GAAP and IFRS.

(v) The Company shall, upon reasonable prior notice, permit authorized representatives of each Class B Shareholder to visit and inspect any of the properties of the Company including its books of account (and to make copies thereof and take extracts therefrom), and to discuss the affairs, finances and accounts of the Company with its officers, administrative employees and independent auditors, all as often as may be reasonably requested but only during normal business hours and without interfering with the performance of the Company’s regular activities.

Section 6. TAG-ALONG AND OTHER RIGHTS

6.1 TAG ALONG.

(i) At least twenty (20) days prior to the consummation of any Stock Sale, the Shareholder or Shareholders initiating such transaction (the “Initiating Shareholder”) shall deliver a written notice (the “Co-Sale Notice”) to each of the Class B Shareholders, offering the Class B Shareholders the option to participate as sellers in such proposed Stock Sale. Such Co-Sale Notice shall identify the third party purchaser or purchasers (the “Third Party Purchaser”) and specify in reasonable detail the terms and conditions of the Stock Sale, including the price to be paid.

(ii) Each Class B Shareholder may, within twenty (20) days of the giving of the Co-Sale Notice, give written notice (a “Tag-Along Notice”) to the Initiating Shareholder stating that such Class B Shareholder wishes to participate in such proposed Stock Sale and specifying the number and type of capital securities of the Company that such Class B Shareholders desires to include in such proposed Stock Sale. Each Class B Shareholder shall be entitled to receive its Pro Rata Share of the aggregate consideration paid by the Third Party Purchaser to all of the other Shareholders participating in such proposed Stock Sale. In any event, the consideration to be paid by such Third Party Purchaser shall consist only of cash and Freely Tradable Securities, and to the extent such consideration consists of Freely Tradable Securities, the fair market value of such consideration shall be the average closing price of such Freely Tradable Securities on the last three trading days before the consummation of the Stock Sale to the Third Party Purchaser.

(iii) If none of the Class B Shareholders gives the Initiating Shareholder a timely Tag-Along Notice with respect to the Stock Sale proposed in the Co-Sale Notice, the Initiating Shareholder may thereafter consummate the Stock Sale specified in the Co-Sale Notice on the same terms and conditions set forth in the Co-Sale Notice. If one or more of the Class B Shareholders gives the Initiating Shareholder a timely Tag-Along Notice, then the Initiating Shareholders shall use all reasonable efforts to cause the Third Party Purchaser to agree to acquire all capital securities of the Company identified in all Tag-Along Notices that are timely given to the Initiating Shareholder, upon the same terms and conditions as applicable to the Initiating Shareholder’s Equity Securities (including, without limitation, with respect to price and form of payment, and on an as-converted-to-Class A Preferred Shares basis, if applicable). If the Third Party Purchaser is unwilling or unable to acquire all capital securities of the Company proposed to be included in such sale upon such terms, then the Initiating Shareholder may elect either (a) to cancel such proposed Stock Sale (including any securities to be sold by the Initiating Shareholder in connection therewith), or (b) to allocate the maximum number of capital securities of the Company that the Third Party Purchaser is willing to purchase among the Initiating Shareholder and the Class B Shareholders giving timely Tag-Along Notices in proportion to their respective Pro Rata Shares.

(iv) Notwithstanding anything to the contrary set forth herein, in no event shall any Shareholder, including the Initiating Shareholder, be permitted to make any Transfer of Equity Securities under this Section 6.1 at any time during which the Company is engaged in a Qualified IPO process.

6.2 PREEMPTIVE RIGHTS.

(i) The Company shall observe the preemptive rights of Shareholders who own shares of the Company’s capital stock under the Corporation Law for subscription of any class of Equity Securities issued by the Company. In addition, each such Shareholder shall have a right of oversubscription such that if any other Shareholder does not oversubscribe for its pro rata portion of any capital securities of the Company in any issuance, all of the Shareholders who have subscribed for their pro rata portion of such capital securities of the Company shall, among themselves, have the basis (based on the number of capital securities of the Company held by each such oversubscriber at the time the issuance of such capital securities of the Company commenced for purposes of the Corporation Law) unless they shall otherwise agree among themselves.

(ii) The preemptive rights for subscription of capital securities of the Company issued by the Company in accordance with the Corporation Law may be assigned by any Shareholder to any Affiliate who is then a Shareholder or who shall sign a counterpart signature page to this agreement or a joinder agreement making such Person a party to this Agreement, but cannot be assigned to any other Person that is not a Shareholder or an Affiliate thereof.

6.3 PRIORITY IN LIQUIDATION. Each Class B Shareholder shall enjoy:

(i)	priority in a Liquidation to the return of the issuance price of the Class B Preferred Shares as set forth in the By-laws.

(ii)	after conversion of the Class B Preferred Shares into Class A Preferred Shares, priority in Liquidation as a holder of Class A Preferred Shares as set forth in the By-laws.

Section 7. MISCELLANEOUS.

7.1 NOTICES. All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next Business Day) or e-mail or like transmission, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

if to the Company, to:

Azul S.A.
Edifício Jatobá, 8th floor
Avenida Marcos Penteado de Ulhôa Rodrigues, 939
Tamboré, Barueri, SP, Brazil 06460-040
Attention:	Renato Covelo
E-mail Address: renato.covelo@voeazul.com.br
Telephone:	+55 11 4134-9882
Facsimile:	+55 11 4134-9890

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022, U.S.A.
Attention:	Stuart K. Fleischmann
E-mail Address: sfleischmann@shearman.com
Telephone:	+1 (212) 848-7527
Facsimile:	+1 (646) 848-7527

and a copy to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Alameda Joaquim Eugênio de Lima, 447
São Paulo, SP, Brazil, 01403-001
Attention:	Jean Marcel Arakawa
E-mail Address: jarakawa@mattosfilho.com.br
Telephone:	+55 11 3147-2821
Facsimile:	+55 11 3147-7770

If to a Shareholder, to its address on a signature page hereto or, if none, in the books of the Company.

7.2 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs (in the case of any individual), successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Shareholder without the prior written consent of all the parties hereto; provided, further, however, that, notwithstanding the provisions of the foregoing proviso, to the extent that any Shareholder transfers any Class B Preferred Shares and Warrants to any transferee pursuant to Section 4, such Shareholder may transfer and assign any of its rights hereunder to such transferee. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

7.3 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties and their respective Affiliates with respect to the transactions contemplated hereby and merges in, supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement.

7.4 MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing that expressly states that it is modifying or amending this Agreement and that is signed by the Company and the parties hereto. Any party hereto may, only by an instrument in writing that expressly states that it is waiving compliance with this Agreement, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

7.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 8.5, provided that receipt of copies of such counterparts is confirmed.

7.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BRAZIL.

7.7 FILING AND RECORD. This Agreement shall be filed with the Company and recorded in its books on the date hereof, in accordance with, and for the purposes of, Articles 40 and 118 of the Brazilian Federal Law nº 6,404/76, as amended from time to time.

7.8 SEVERABILITY. To the fullest extent permissible under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

7.9 NO PRESUMPTION. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

7.10 NO THIRD PARTY BENEFICIARY. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that any nominee(s) or custodian(s) holding Class A Preferred Shares, Class B Preferred Shares or Warrants beneficially for an Class B Shareholder may enforce this Agreement as if it were a Shareholder.

7.11 NON-RECOURSE. No past, present or future director, officer, employee, incorporator, member, manager, partner, shareholder, Affiliate, agent, attorney, consultant, representative or principal of the Company or any Affiliate of the Company shall have any liability for any liabilities of the Company under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

7.12 SPECIFIC PERFORMANCE; FURTHER ASSURANCES. Each of the parties hereto acknowledges that the others would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed in accordance with its terms and therefore, each of the parties agrees that the others shall be entitled to specific performance in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond). In addition to and in no way limiting the foregoing, the Company agrees to use its reasonable best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.

7.13 BUSINESS DAYS. If any date provided for in this Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

7.14 TERMINATION. This Agreement shall terminate and be of no further force or effect when the Qualified IPO is concluded, with the publication in Brazil of the public announcement of the Qualified IPO (Anúncio de Início de Distribuição Pública).

[The next page is the signature page]

The parties have executed and delivered this Class B Shareholders Agreement as of the date first written above.

AZUL S.A.

By:	/s/ Renato Covelo

	Name:	Renato Covelo
	Title:	Attorney-In-Fact

[Shareholder signature pages begin on the next page]

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund

By:	/s/ Kenneth Robins

	Name:	Kenneth Robins
	Title:	Treasurer

[Shareholder Signature Page to Class B Shareholders’ Agreement]

Fidelity Securities Fund: Fidelity Blue Chip Growth Fund

By:	/s/ Kenneth Robins

	Name:	Kenneth Robins
	Title:	Treasurer

[Shareholder Signature Page to Class B Shareholders’ Agreement]

MARACATU, LLC

By:	Peterson Partners, Inc.
Its:	Manager

	By	/s/ Daniel S. Peterson

		Name:	Daniel S. Peterson
		Title:	President

[Shareholder Signature Page to Class B Shareholders’ Agreement]

CIA BOZANO

By:	/s/ Sergio Eraldo de Salles Pinto		/s/ Lucianne Nigri Finkelsztain

	Name:	SERGIO ERALDO DE SALLES PINTO	Lucianne Nigri Finkelsztain
	Title:	Presidente	Diretora

[Shareholder Signature Page to Class B Shareholders’ Agreement]

WP — NEW AIR LLC

By:	/s/ Therese Mrozek

	Name:	Therese Mrozek
	Title:	Authorized signatory

[Shareholder Signature Page to Class B Shareholders’ Agreement]

AZUL HOLDCO LLC

By:	/s/ Aryeh Davis

	Name:	Aryeh Davis
	Title:	Authorized Signatory

[Shareholder Signature Page to Class B Shareholders’ Agreement]

GIF MERCURY LLC

By:	/s/ Luiz Henrique Fraga

	Name:	Luiz Henrique Fraga
	Title:	Officer

GIF II FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES

By:	/s/ Luiz Henrique Fraga

	Name:	Luiz Henrique Fraga
	Title:	Officer

[Shareholder Signature Page to Class B Shareholders’ Agreement]

ZDBR LLC

By:	/s/ Kevin Cannon

	Name:	Kevin Cannon
	Title:	CEO of Manager

[Shareholder Signature Page to Class B Shareholders’ Agreement]

KADON EMPREENDIMENTOS S.A.

By:	/s/ Francisco José Teixeira Fernandes		/s/ Sergio Eraldo de Salles Pinto

	Name:	Francisco José Teixeira Fernandes	SERGIO ERALDO DE SALLES PINTO
	Title:	Officer	Presidente
CPF 758.535.317-00

BOZANO HOLDINGS LTD.

By:	/s/ Sergio Eraldo de Salles Pinto

	Name:	SERGIO ERALDO DE SALLES PINTO
	Title:	Presidente

[Shareholder Signature Page to Class B Shareholders’ Agreement]

DAVID NEELEMAN

/s/ David Neeleman

GIANFRANCO ZIONI BETING

/s/ Gianfranco Zioni Beting

REGIS DA SILVA BRITO

/s/ Regis Da Silva Brito

[Shareholder Signature Page to Class B Shareholders’ Agreement]

SALEB II FOUNDER 1 LLC

By:	/s/ Regis Da Silva Brito

	Name:	REGIS DA SILVA BRITO
Title:

SALEB II FOUNDER 2 LLC

By:	/s/ Regis Da Silva Brito

	Name:	REGIS DA SILVA BRITO
Title:

[Shareholder Signature Page to Class B Shareholders’ Agreement]

S-12

SALEB II FOUNDER 1 LLC

By:

Name:
Title:

SALEB II FOUNDER 2 LLC

By:	/s/ Gerald B. Lee

	Name:	GERALD B. LEE
Title:

[Shareholder Signature Page to Class B Shareholders’ Agreement]

SALEB II FOUNDER 3 LLC

By:	/s/ Regis Da Silva Brito

	Name:	REGIS DA SILVA BRITO
Title:

SALEB II FOUNDER 4 LLC

By:	/s/ Regis Da Silva Brito

	Name:	REGIS DA SILVA BRITO
Title:

[Shareholder Signature Page to Class B Shareholders’ Agreement]

SALEB II FOUNDER 5 LLC

By:	/s/ Regis Da Silva Brito

	Name:	REGIS DA SILVA BRITO
Title:

SALEB II FOUNDER 6 LLC

By:	/s/ Regis Da Silva Brito

	Name:	REGIS DA SILVA BRITO
Title:

[Shareholder Signature Page to Class B Shareholders’ Agreement]

SALEB II FOUNDER 7 LLC

By:	/s/ Regis Da Silva Brito

Name: REGIS DA SILVA BRITO
Title:

SALEB II FOUNDER 8 LLC

By:	/s/ Regis Da Silva Brito

Name: REGIS DA SILVA BRITO
Title:

[Shareholder Signature Page to Class B Shareholders’ Agreement]

SALEB II FOUNDER 9 LLC

By:	/s/ Regis Da Silva Brito

Name: REGIS DA SILVA BRITO
Title:

SALEB II FOUNDER 10 LLC

By:	/s/ Regis Da Silva Brito

Name: REGIS DA SILVA BRITO
Title:

[Shareholder Signature Page to Class B Shareholders’ Agreement]

S-16

SALEB II FOUNDER 9 LLC

By:

Name:
Title:

SALEB II FOUNDER 10 LLC

By:	/s/ Marlon Yahir Ramirez

	Name:	Marlon Yahir Ramirez
Title:

[Shareholder Signature Page to Class B Shareholders’ Agreement]

SALEB II FOUNDER 11 LLC

By:	/s/ Regis Da Silva Brito

Name: REGIS DA SILVA BRITO
Title:

SALEB II FOUNDER 12 LLC

By:	/s/ Regis Da Silva Brito

Name: REGIS DA SILVA BRITO
Title:

[Shareholder Signature Page to Class B Shareholders’ Agreement]

SALEB II FOUNDER 13 LLC

By:	/s/ Regis Da Silva Brito

Name: REGIS DA SILVA BRITO
Title:

SALEB II FOUNDER 14 LLC

By:	/s/ Regis Da Silva Brito

Name: REGIS DA SILVA BRITO
Title:

[Shareholder Signature Page to Class B Shareholders’ Agreement]

SALEB II FOUNDER 15 LLC

By:	/s/ Regis Da Silva Brito

Name: REGIS DA SILVA BRITO
Title:

SALEB II FOUNDER 16 LLC

By:	/s/ Regis Da Silva Brito

Name: REGIS DA SILVA BRITO
Title:

[Shareholder Signature Page to Class B Shareholders’ Agreement]

JJL BRAZIL LLC

By:	/s/ James J. Liautaud

	Name:	JAMES J LIAUTAUD
	Title:	MANAGER

[Shareholder Signature Page to Class B Shareholders’ Agreement]

MORRIS AZUL LLC

By:	/s/ June M. Morris

	Name:	JUNE M MORRIS
	Title:	MANAGER/SHAREHOLDER

[Shareholder Signature Page to Class B Shareholders’ Agreement]

MIGUEL DAU

/s/ Miguel Dau

JOÃO CARLOS FERNANDES

/s/ João Carlos Fernandes

[Shareholder Signature Page to Class B Shareholders’ Agreement]

STAR SABIA LLC

By:	/s/ Ronald Cami

	Name:	Ronald Cami
	Title:	Vice President & Secretary

[Shareholder Signature Page to Class B Shareholders’ Agreement]

CAROLYN TRABUCO

/s/ Carolyn Trabuco

[Shareholder Signature Page to Class B Shareholders’ Agreement]

SERGIO ERALDO SALES PINTO

/s/ Sergio Eraldo Sales Pinto

[Shareholder Signature Page to Class B Shareholders’ Agreement]

TRIP PARTICIPAÇÕES S.A.

By:	/s/ Renan Chieppe

	Name:	RENAN CHIEPPE
	Title:	DIRECTOR

By:	/s/ Jose Mario Caprioli Santos

	Name:	JOSE MARIO CAPRIOLI SANTOS
Title:

TRIP INVESTIMENTOS LTDA.

By:	/s/ Renan Chieppe

	Name:	RENAN CHIEPPE
	Title:	DIRECTOR

By:	/s/ Jose Mario Caprioli Santos

	Name:	JOSE MARIO CAPRIOLI SANTOS
Title:

RIO NOVO LOCAÇÕES LTDA.

By:	/s/ Nilton Chieppe

	Name:	NILTON CHIEPPE
	Title:	DIRECTOR

By:	/s/ Decio Luiz Chieppe

	Name:	DECIO LUIZ CHIEPPE
	Title:	DIRECTOR

[Shareholder Signature Page to Class B Shareholders’ Agreement]